Exhibit 5





                                February 24, 1997


M.D.C. Holdings, Inc.
3600 South Yosemite
Suite 900
Denver, Colorado 80237

Ladies and Gentlemen:

         M.D.C. Holdings, Inc. (the "Company") has filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-8 (Number 33-54429), which relates to the registration of 2,944,289 shares of the $.01 par value Common Stock of the Company (the "Shares") which may be issued to employees, officers and directors of the Company and its subsidiaries in accordance with the Company's Employee Equity Incentive Plan (the "Employee Plan"), the Director Equity Incentive Plan (the "Director Plan"), including shares of restricted stock issued to certain employees of the Company pursuant to the Employee Plan as all or part of a special bonus authorized by the Company's Compensation Committee.

         I have examined such corporate records of the Company and such other documents as I have deemed appropriate to render this opinion.

         Based upon the foregoing, I am of the opinion that the Shares, when sold and issued as contemplated in the Registration Statement and pursuant to the Employee Plan and Director Plan, will be legally issued (subject to compliance with applicable federal and state securities laws), fully paid and are non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                   Sincerely,

                                                   /s/ Daniel S. Japha
                                                   Daniel S. Japha
                                                   General Counsel - Corporate
                                                   and Secretary

DSJ:pfs